Exhibit 99.1

Contact:

Amy C. Chang

Vice President, Investor Relations

866.861.3229

AMN HEALTHCARE ANNOUNCES SECOND QUARTER 2015 RESULTS

Quarterly revenue increases to record high $350 million; reports EPS of $0.32

SAN DIEGO – (August 4, 2015) – AMN Healthcare Services, Inc. (NYSE: AHS), healthcare’s leader and innovator in workforce solutions and staffing services, today announced second quarter 2015 financial results that exceeded the Company’s guidance for revenue and adjusted EBITDA. Second quarter financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q2 2015	% Change Q2 2014	YTD June 30, 2015	% Change YTD June 30, 2014
Revenue	$350.1	40%	$677.7	38%
Gross profit	$110.1	43%	$211.6	40%
Net income	$15.9	121%	$28.1	89%
Diluted EPS	$0.32	113%	$0.58	87%
Adjusted diluted EPS*	$0.38	81%	$0.69	73%
Adjusted EBITDA*	$39.4	69%	$72.7	64%

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.

•	Consolidated revenue increased 40% year-over-year, driven by organic growth of 24% and the remainder from acquisitions.

•	Gross margin of 31.4% represented an improvement of 60 basis points year-over-year and 40 basis points from the prior quarter.

•	Adjusted EBITDA margin of 11.2% reflected a 190 basis point year-over-year improvement, driven primarily by the gross margin improvement and operating leverage.

•	Adjusted diluted EPS of $0.38 grew 81% year-over-year.

•	AMN Healthcare’s differentiated strategy of serving healthcare providers through a diverse portfolio of innovative workforce solutions and staffing services continues to drive industry leading performance.

“All business segments are executing very strongly amid continued robust market conditions, which drove better than anticipated revenue and profitability growth in the second quarter,” said Susan R. Salka, President and Chief Executive Officer of AMN Healthcare. “Our recently acquired Avantas, Onward Healthcare, Locum Leaders and Medefis companies are also performing very well and the majority of our integration activities have been successfully completed. With the continuing favorable market environment, our outlook remains optimistic as we stay focused on delivering superior service to our clients and healthcare professionals, improving the efficiency of our operations, and developing or acquiring additional innovative workforce solutions and recruitment strategies.”

Second Quarter 2015 Results

For the second quarter of 2015, consolidated revenue was $350 million, an increase of 40% from the same quarter last year and 7% sequentially. Second quarter revenue for the Nurse and Allied Healthcare Staffing segment was $240 million, up 45% (27% excluding acquisitions) from the same quarter last year and 5% sequentially. Locum Tenens Staffing segment revenue in the second quarter was $97 million, an increase of 31% (19% excluding acquisitions) from the same quarter last year and up 12% sequentially. Second quarter Physician Permanent Placement Services segment revenue was $13 million, an increase of 19% from the same quarter last year and up 8% sequentially.

Second quarter gross margin of 31.4% was higher by 60 basis points than the same quarter last year and higher by 40 basis points sequentially. The year-over-year gross margin improvement was driven by an increased revenue mix of our higher-margin workforce solutions businesses.

SG&A expenses for the second quarter were $75 million, representing 21.3% of revenue, compared to 22.1% in the same quarter last year and 21.8% in the prior quarter. The year-over-year improvement in SG&A expenses as a percentage of revenue was due primarily to operating leverage and a favorable professional liability actuarial adjustment. The favorable professional liability adjustment in the second quarter was $3.3 million, compared to a favorable adjustment of $1.6 million in the same quarter last year. On a sequential basis, the lower SG&A percentage was driven by the favorable professional liability actuarial adjustment, which more than offset the growth in employee expenses to support the revenue growth.

Second quarter net income was $16 million and net income per diluted share was $0.32. Excluding amortization of intangible assets of $3 million and acquisition and integration costs of $2 million, adjusted net income per diluted share was $0.38. Second quarter adjusted EBITDA was $39.4 million, a year-over-year increase of 69% and sequential increase of 18%. Second quarter adjusted EBITDA margin of 11.2% represented a 190 basis point increase year-over-year and 100 basis point increase sequentially.

At June 30, 2015, cash and cash equivalents totaled $14 million. Second quarter cash flow from operations was $25 million and capital expenditures were $8 million. The Company ended the second quarter with total debt outstanding of $226 million, with a leverage ratio of 1.9 to 1.

Business Trends and Outlook

The Company expects consolidated third quarter 2015 revenue of $360 to $365 million. Gross margin is expected to be 31.0% to 31.5%. SG&A expenses as a percentage of revenue are expected to be approximately 22.0%, which includes integration-related expenses of approximately $0.7 million. Adjusted EBITDA margin is expected to be approximately 10.0% to 10.5%.

About AMN Healthcare

AMN Healthcare is the leader and innovator in healthcare workforce solutions and staffing services to healthcare facilities across the nation. AMN Healthcare’s workforce solutions – including managed services programs, vendor management systems, recruitment process outsourcing and consulting services – enable providers to successfully reduce complexity, increase efficiency and improve patient outcomes within the rapidly evolving healthcare environment. The Company provides unparalleled access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, and many other healthcare settings. AMN Healthcare disseminates news and information about the Company through its website, which can be found at www.amnhealthcare.com.

Conference Call on August 4, 2015

AMN Healthcare Services, Inc.’s second quarter 2015 conference call will be held on Tuesday, August 4, 2015, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/presentations. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 288-8974 in the U.S. or (612) 332-0335 internationally. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. A telephonic replay of the call will be available at 7:30 p.m. Eastern Time on August 4, 2015, and can be accessed until 11:59 p.m. Eastern Time on August 18, 2015, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 363829.

Non-GAAP Measures

This earnings release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, and (3) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions and allocating resources. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP measures, or may be calculated differently than other similarly title-captioned non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Supplemental Financial and Operating Data” under the caption entitled “Reconciliation of Non-GAAP Items” or on the Company’s website at http://amnhealthcare.investorroom.com/financialreports. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include expectations regarding the 2015 outlook and third quarter revenue, gross margin, SG&A expenses and adjusted EBITDA margin. The Company based these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and its other periodic reports as well as the Company’s current and other reports filed from time to time with the Securities and Exchange Commission. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

Contact:

Amy C. Chang

Vice President, Investor Relations

866.861.3229

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2015	2014	2015	2015	2014
Revenue	$350,144	$250,913	$327,510	$677,654	$491,794
Cost of revenue	240,026	173,754	226,078	466,104	340,679

Gross profit	110,118	77,159	101,432	211,550	151,115

	31.4%	30.8%	31.0%	31.2%	30.7%
Operating expenses:
Selling, general and administrative	74,727	55,567	71,552	146,279	110,234
	21.3%	22.1%	21.8%	21.6%	22.4%
Depreciation and amortization	5,232	4,010	5,095	10,327	7,830

Total operating expenses	79,959	59,577	76,647	156,606	118,064

Income from operations	30,159	17,582	24,785	54,944	33,051

Interest expense, net, and other	1,977	4,629	1,807	3,784	6,475

Income before income taxes	28,182	12,953	22,978	51,160	26,576

Income tax expense	12,312	5,760	10,769	23,081	11,753

Net income	$15,870	$7,193	$12,209	$28,079	$14,823

Other comprehensive income (loss):
Foreign currency translation	(80)	(37)	68	(12)	(46)
Unrealized gain on cash flow hedge, net of income taxes	36	0	0	36	0

Other comprehensive income (loss)	(44)	(37)	68	24	(46)

Comprehensive income	$15,826	$7,156	$12,277	$28,103	$14,777

Net income per common share:
Basic	$0.33	$0.15	$0.26	$0.59	$0.32

Diluted	$0.32	$0.15	$0.25	$0.58	$0.31

Weighted average common shares outstanding:
Basic	47,573	46,479	47,146	47,361	46,416

Diluted	48,863	47,836	48,364	48,615	47,876

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except per share data)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2015	2014	2015	2015	2014
Revenue
Nurse and allied healthcare staffing	$240,016	$165,894	$229,046	$469,062	$329,344
Locum tenens staffing	97,388	74,309	86,692	184,080	141,180
Physician permanent placement services	12,740	10,710	11,772	24,512	21,270

	$350,144	$250,913	$327,510	$677,654	$491,794

Reconciliation of Non-GAAP Items:
Segment operating income (1)
Nurse and allied healthcare staffing	$35,395	$22,032	$31,901	$67,296	$42,004
Locum tenens staffing	11,711	7,818	9,110	20,821	14,691
Physician permanent placement services	3,277	2,187	3,271	6,548	4,318

	50,383	32,037	44,282	94,665	61,013
Unallocated corporate overhead	11,006	8,694	10,960	21,966	16,562

Adjusted EBITDA (2)	39,377	23,343	33,322	72,699	44,451
Adjusted EBITDA margin (3)	11.2%	9.3%	10.2%	10.7%	9.0%

Depreciation and amortization	5,232	4,010	5,095	10,327	7,830
Share-based compensation	2,153	1,751	2,377	4,530	3,570
Acquisition and integration costs	1,833	0	1,065	2,898	0
Interest expense, net, and other	1,977	4,629	1,807	3,784	6,475

Income before income taxes	28,182	12,953	22,978	51,160	26,576
Income tax expense	12,312	5,760	10,769	23,081	11,753

Net income	$15,870	$7,193	$12,209	$28,079	$14,823

GAAP diluted net income per share (EPS)	$0.32	$0.15	$0.25	$0.58	$0.31
Adjustments (net of tax):
Debt extinguishment costs	0.00	0.04	0.00	0.00	0.04
Amortization of intangible assets	0.04	0.02	0.04	0.07	0.05
Acquisition and integration costs	0.02	0.00	0.01	0.04	0.00

Adjusted diluted EPS (4)	$0.38	$0.21	$0.30	$0.69	$0.40

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2015	2014	2015	2015	2014
Gross Margin
Nurse and allied healthcare staffing	30.7%	29.1%	29.8%	30.2%	29.0%
Locum tenens staffing	29.2%	29.8%	29.4%	29.3%	29.8%
Physician permanent placement services	63.1%	63.5%	65.7%	64.4%	63.3%

Operating Data:
Nurse and allied healthcare staffing
Average healthcare professionals on assignment (5)	7,227	5,565	7,223	7,225	5,599
Locum tenens staffing
Days filled (6)	59,844	49,049	54,260	114,104	93,798

	As of June 30,		As of March 31,
	2015	2014	2015
Leverage ratio (7)	1.9	1.9	2.2

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	June 30, 2015	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$14,474	$11,633	$13,073
Accounts receivable, net	229,999	221,001	186,274
Accounts receivable, subcontractor	36,909	34,191	28,443
Deferred income taxes, net	27,362	26,466	27,330
Prepaid and other current assets	34,624	29,065	27,550

Total current assets	343,368	322,356	282,670

Restricted cash, cash equivalents and investments	21,698	19,772	19,567
Fixed assets, net	41,621	36,674	32,880
Other assets	45,210	44,117	39,895
Goodwill	197,325	197,254	154,387
Intangible assets, net	176,930	179,877	152,517

Total assets	$826,152	$800,050	$681,916

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$101,578	$92,081	$78,993
Accrued compensation and benefits	76,581	72,237	67,995
Current portion of revolving credit facility	30,000	30,000	18,000
Current portion of notes payable	7,500	7,500	7,500
Deferred revenue	5,505	3,137	3,177
Other current liabilities	10,466	2,662	2,630

Total current liabilities	231,630	207,617	178,295

Revolving credit facility	55,500	65,500	0
Notes payable	133,125	135,000	136,875
Deferred income taxes, net	37,221	37,198	32,491
Other long-term liabilities	80,638	83,972	77,674

Total liabilities	538,114	529,287	425,335

Commitments and contingencies

Stockholders’ equity	288,038	270,763	256,581

Total liabilities and stockholders’ equity	$826,152	$800,050	$681,916

AMN Healthcare Services, Inc.

Summary Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31	June 30,
	2015	2014 (8)	2015	2015	2014 (8)
Net cash provided by operating activities	$25,000	$6,177	$8,687	$33,687	$7,041
Net cash used in investing activities	(9,516)	(1,100)	(85,350)	(94,866)	(5,809)
Net cash provided by (used in) financing activities	(12,563)	(8,808)	75,155	62,592	(11,265)
Effect of exchange rates on cash	(80)	(37)	68	(12)	(46)

Net increase (decrease) in cash and cash equivalents	2,841	(3,768)	(1,440)	1,401	(10,079)
Cash and cash equivalents at beginning of period	11,633	9,269	13,073	13,073	15,580

Cash and cash equivalents at end of period	$14,474	$5,501	$11,633	$14,474	$5,501

(1)	Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, unallocated corporate overhead, acquisition and integration costs and share-based compensation.
(2)	Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, acquisition and integration costs and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance and is a measure used in credit facilities. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(3)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(4)	Adjusted diluted EPS represents GAAP diluted EPS excluding the impact of 1) amortization of intangible assets; 2) acquisition and integration costs; and 3) other non-recurring costs, such as debt extinguishment costs, in each case, net of tax. Adjusted diluted EPS for the three and six months ended June 30, 2014 have been restated to conform to the current year presentation. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted diluted EPS). Management believes the items excluded from adjusted diluted EPS are not indicative of the Company’s operating performance. These items do impact the statement of comprehensive income, and management, therefore, utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(5)	Average healthcare professionals on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(6)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.

(7)	Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the last twelve months.
(8)	Certain reclassifications have been made to the condensed consolidated statements of cash flows for the three and six months ended June 30, 2014 to conform to the current year presentation.